Exhibit 99.1

Enveric Biosciences Signs Definitive Agreement to

Acquire Exclusive License for Novel Molecules from Diverse Biotech

- License has the Potential to Expand Enveric’s Planned Capabilities to Address Cancer Treatment Side Effects -

- Innovative Conjugation Platform Aims to Provide Superior Therapeutic Outcomes for Patients by Leveraging Cannabinoids to Improve the Standard of Care and Reduce Side Effects Associated with Cancer Treatments -

NAPLES, Fla. – March 10, 2021 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a patient-first biotechnology company developing novel cannabinoid medicines to improve quality of life for cancer patients, announced today that it has acquired an exclusive, perpetual license from Diverse Biotech, a biopharmaceutical company focused on developing new molecules for treating oncology and other debilitating diseases. Enveric plans to research and develop these new drugs with the goal of alleviating the side effects that cancer patients experience. Through the conjugation of cannabidiol (CBD) with existing, standard-of-care drugs via Diverse Biotech’s patented, advanced chemistry drug delivery platform, Enveric intends to expand its pipeline of development candidates that seek to deliver superior therapeutic outcomes for patients.

“This exclusive licensing agreement with Enveric aims to expand our CBD conjugate platform into oncology supportive care indications for the first time,” said Brian Longstreet, Interim CEO, Diverse Biotech. “We believe that our collaboration has the potential to advance this science more efficiently, ultimately bringing therapies to market faster to help serve unmet medical needs in this large patient population.”

As part of the agreement, Enveric will add to the Company’s list of target indications by obtaining five molecules, four of which are dermatology-focused and one that is pain-focused. Enveric will also gain access to Diverse Biotech’s scientists and formulators to help synthesize and validate these drugs, as the company moves through pre-clinical and clinical activities.

“This is an exclusive, novel way of bringing together CBD and well-known, existing compounds that hold promise to create a new, improved drug class,” added David Johnson, Chairman and CEO, Enveric Biosciences. “As a patient-centric company, Enveric is constantly looking for new ways to eliminate or minimize cancer treatment side effects for patients in need. With its anti-inflammatory properties, CBD holds so much potential to help these patients, especially since status-quo treatments are not an adequate solution. We are confident that, with this impressive team of experts and Diverse Biotech’s conjugate technology platform, this relationship can help us to expand our potential treatment options for cancer patients who continue to suffer around the globe.”

Mr. Johnson concluded, “Enveric has a clear focus to serve cancer patients’ supportive care needs with our current pipeline consisting of innovative early-stage formulations. We intend to continue to add to that portfolio by moving forward internal development initiatives and targeted external business opportunities. Our new molecules from Diverse Biotech provide us with more options to address these difficult indications while building on our IP portfolio and expanding our access to leading scientific talent.”

About Enveric Biosciences

Enveric Biosciences is a patient-first biotechnology company developing rigorously tested, novel cannabinoid medicines to improve quality of life for cancer patients. Initial indications include radiodermatitis, a common and often severe side effect of radiation therapy, and chemotherapy-induced neuropathy. For more information, please visit https://www.enveric.com/.

About Diverse Biotech

Diverse Biotech is a US-based biopharmaceutical company, focused on medical discoveries and the development of new molecules for the treatment of Oncology and other debilitating diseases. Diverse Biotech’s focus is on discovering and developing novel therapeutics utilizing cannabidiol (CBD) as a core component and combining it through advanced conjugate chemistry with other targeted medicines to develop new chemical entities that are theoretically more efficacious and less toxic. Diverse Biotech’s initial focus is on hard-to-treat oncologic disorders including basal cell carcinoma and other Dermatology related cancers, Pancreatic cancer, and Glioblastoma, where targeted therapies have proven largely unsuccessful thus far and there is significant unmet need.

Further information about Diverse Biotech can be found at www.diversebiotech.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans”, “ expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the failure of the offering described in this press release to close; the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s registration statement on Form S-4 filed on May 28, 2020, as amended. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts

Valter Pinto / Allison Soss

KCSA Strategic Communications

212.896.1254 / 212.896.1267

valter@kcsa.com / asoss@kcsa.com

Media Contacts

Caitlin Kasunich / Raquel Cona

KCSA Strategic Communications

212.896.1241 / 516.779.2630

ckasunich@kcsa.com / rcona@kcsa.com